Exhibit 4.2

[to be notarized]

IPO STRUCTURING AGREEMENT

This agreement (the “Agreement”) is entered into on [●], 2016, by and among Mr. Rolf Schrömgens, Mr. Peter Vinnemeier, Mr. Malte Siewert (Messrs. Schrömgens, Vinnemeier and Siewert, collectively the “Founders”), travel B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands with statutory seat in Amsterdam (“HoldCo”), Expedia Lodging Partner Services S.à r.l., a limited liability company (société à responsabilité limitée) incorporated under the laws of Switzerland with statutory seat in Geneva (“Expedia”), Expedia, Inc., a corporation incorporated under the laws of the State of Washington, USA with registered address in Tumwater, Washington, USA (“Guarantor”), Expedia, Inc., a corporation incorporated under the laws of the State of Delaware, USA with registered address in Dover, Delaware, USA (“Parent Guarantor”) and trivago GmbH, a private company with limited liability (Gesellschaft mit beschränkter Haftung) incorporated under the laws of Germany with statutory seat in Düsseldorf, Germany (irrespective of its legal form the “Company”, it being understood that such term shall be deemed to include any legal successors of such entity).

WHEREAS, Expedia and the Founders are currently the sole shareholders of the Company;

WHEREAS, Expedia and the Founders have agreed to pursue a potential initial public offering of Class A ADSs (the “Potential IPO”) of HoldCo; in connection with the Potential IPO, Expedia has proposed to the Founders to set up HoldCo as a newly formed parent entity of the Company, in the framework of which Expedia will contribute all, and each of the Founders will contribute a part, of their shares in the Company to HoldCo and will cause HoldCo to change its legal form into a public limited liability company (naamloze vennootschap) under the laws of The Netherlands;

WHEREAS, in connection with and contingent upon the consummation of the Potential IPO, Expedia and the Founders intend to undertake a corporate restructuring;

WHEREAS, if the Potential IPO is consummated and subject to the occurrence of certain events described in this Agreement, Expedia and the Founders intend to cause the Company to merge with and into HoldCo within the meaning of the Directive 2005/56/EG of the European Parliament and of the Council and section 2:309 and 2:333b DCC and the provisions of sections 122a – 122l in connection with sections 2 – 38 and 46 – 59 UmwG, in such way that all assets and liabilities (gehele vermogen) of the Company shall pass to HoldCo under universal succession of title (algemene titel) and that the Company shall cease to exist (the “Merger”);

WHEREAS, the parties hereto intend to seek the Ruling (as defined below) in connection with the Merger;

WHEREAS, Expedia and the Founders have agreed to grant the Founders an option to become shareholders in HoldCo;

WHEREAS, the parties hereto intend to resolve (and to use their respective best efforts to cause HoldCo to resolve) as shareholders of the Company by shareholders’ resolution, which must not be taken prior to 1 January 2017, to effect the distribution of a dividend or an advance dividend for the fiscal year 2016 of the Company in an amount of EUR 500,000 which shall be paid to the shareholders of the Company prior to the Merger;

WHEREAS, the parties hereto acknowledge and agree that each transaction contemplated by this Agreement, in itself, is fair and balanced in all commercial and economic aspects, and that no party intends to convey any pecuniary benefit to the respective other party under this Agreement;

WHEREAS, the parties acknowledge and agree that (x) the IPO Exchange Ratio (as defined below) is aimed at achieving a value-for-value exchange, and (y) in light of the foregoing, the Put Right (as defined below) is deemed by each of HoldCo, the Founders and Expedia to have zero value, and the parties therefore agree and acknowledge that no consideration is owed by the Founders for the grant of such Put Right; and

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth below, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

1.1. Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Agreement” has the meaning set forth in the Preamble.

“ADSs” means the American Depositary Shares of HoldCo, each representing one Class A Ordinary Share.

“Adverse Ruling Determination” means, with respect to any Ruling Request, (a) the issuance by the applicable German tax authority of an adverse ruling in connection with such Ruling Request to the effect that the Merger will not qualify as a Tax-Free Transaction (or a previously issued ruling to the effect that the Merger will qualify as a Tax-Free Transaction is not valid and binding on the German tax authorities before the corporate documents on the Merger are notarized in the Netherlands), (b) the determination by the applicable German tax authority that it will not issue a favorable ruling in connection with such Ruling Request, (c) a request by the applicable German tax authority for the Company or the relevant Founder, as applicable, to withdraw such Ruling Request, or (d) the lack of a decision with respect to the qualification of the Merger as a Tax-Free Transaction by the applicable German tax authority on such Ruling Request by the date which is twelve (12) months after the IPO Date (as defined below) (the “End Date”), in the case of each of clauses (a) through (c), on the basis that the Merger will not qualify as a Tax-Free Transaction (but only if (x) such issuance, determination or request is the final decision of the applicable German tax authority regarding the Ruling Request (and not only a preliminary assessment) and (y) the Merger cannot be restructured or altered in such a manner, reasonably acceptable to each of the Company, the Founders and Expedia, as would permit the Merger to qualify as a Tax-Free Transaction and the applicable German tax authority to grant such Ruling).

“Class A Ordinary Shares” means the Class A ordinary shares of HoldCo, par value €0.06 per share.

“Class B Ordinary Shares” means the Class B ordinary shares of HoldCo, par value €0.60 per share.

“CITA” means the German Corporate Income Tax Act (Körperschaftsteuergesetz, KStG).

“Company” has the meaning set forth in the Preamble.

“Company Ruling” has the meaning set forth in Section 2.1(a).

“Company Ruling Request” has the meaning set forth in Section 2.1(a).

“Conversion Structure” has the meaning set forth in Section 2.3(h).

“DCC” means the Dutch Civil Code (Burgerlijk Wetboek).

“Effective Time” has the meaning set forth in Section 2.3(b).

“End Date” has the meaning set forth in the definition of Adverse Ruling Determination.

“Expedia” has the meaning set forth in the Preamble.

“Founder Ruling” has the meaning set forth in Section 2.1(b).

“Founder Ruling Request” has the meaning set forth in Section 2.1(b).

“Founders” has the meaning set forth in the Preamble.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, body, commission or instrumentality of the United States, the Netherlands, Germany, or any other nation, or any state or other political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Guarantor” has the meaning set forth in the Preamble.

“HoldCo” has the meaning set forth in the Preamble.

“ICC Arbitration Rules” has the meaning set forth in Section 4.7.

“IPO Date” means the date on which the Potential IPO is consummated.

“IPO Exchange Ratio” means 8,510.66824 HoldCo shares for each Company share to be exchanged, as such ratio may be adjusted for any subdivision, split, stock dividend, combination or reclassification at the HoldCo level to the extent not mirrored at the Company level.

“Law” means any law, constitution, treaty, code, statute, rule, regulation, ordinance or other pronouncement of a Governmental Authority having a similar effect and any order, writ, judgment, stipulation, decree, injunction, award or decision of, or consent agreement or similar arrangement with, any Governmental Authority.

“Merger” has the meaning set forth in the Recitals.

“New Holdco Shares” has the meaning set forth in Section 2.3(c).

“Parent Guarantor” has the meaning set forth in the Preamble.

“Person” means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, organization, governmental entity or other entity.

“Potential IPO” has the meaning set forth in the Recitals.

“Put Option Notice” has the meaning set forth in Section 2.3(e).

“Put Right” has the meaning set forth in Section 2.3(c).

“Ruling” means the Company Ruling and each Founder Ruling.

“Ruling Event” means, with respect to each Ruling Request, (a) the issuance of the ruling by the applicable German tax authorities to the effect that the Merger will qualify as a Tax-Free Transaction (which ruling is valid and binding on the German tax authorities at least until the corporate documents on the Merger are notarized in the Netherlands), or (b) in the event that an Adverse Ruling Determination occurs, (i) if such Adverse Ruling Determination occurs with respect to a Founder Ruling Request, Expedia determines that the Merger should be consummated and notifies the parties hereto of such determination in writing, and (ii) if such Adverse Ruling Determination occurs with respect to the Company Ruling Request, (x) Expedia determines that the Merger should be consummated and notifies the parties hereto of such determination in writing and (y) the Company, the Founders and Expedia reach an agreement under which Expedia is obligated to the Company to make the Company whole for any additional tax liability incurred by it as a result of the Merger; provided that a Ruling Event shall be deemed to occur only at such time as one of the events described in clause (a) and (b) has occurred with respect to each Ruling Request.

“Ruling Request” means the Company Ruling Request and each Founder Ruling Request.

“RTA” means the German Reorganization Tax Act (Umwandlungssteuergesetz, UmwStG).

“Shareholders’ Agreement” means that certain amended and restated shareholders’ agreement of HoldCo entered into by the parties hereto on or around the IPO Date.

“Tax-Free Transaction” means (a) with respect to the Company Ruling Request or the Company Ruling, a transaction qualifying as a merger (Verschmelzung) under section 1 (1) sentence 1 no. 1 in connection with section 1 (2) sentence 1 no. 1 RTA and cumulatively fulfilling the requirements set out in section 11 (2) sentence 1 no. 1, 2 and 3 RTA, and not triggering exit tax pursuant to section 12 (1) sentence 1, 2 CITA and (b) with respect to a Founder Ruling Request or a Founder Ruling, a transaction (i) qualifying as a merger (Verschmelzung) under section 1 (1) sentence 1 no. 1 in connection with section 1 (2) sentence 1 no. 1 RTA, (ii) fulfilling either the requirements set out in section 13 (2) sentence 1 no. 1 RTA or the requirements set out in section 13 (2) sentence 1 no. 2 RTA and (iii) having (or not having) such other qualification or status, or resulting (or not resulting) in such other tax consequences for the Founders as to which the parties agree to seek a ruling in the Founder Ruling Request, which shall in any event in particular include not causing the Founders to recognize a gain upon the Merger.

ARTICLE II

2.1. Agreement to File Tax Ruling Requests.

(a) As promptly as practicable following the date hereof, but at the latest three (3) months after the date of this Agreement, the Company shall (and, to the extent within their respective power to do so, Expedia and the Founders shall cause the Company to) file with the applicable German tax authority a request for a ruling to the effect that the Merger will qualify as a Tax-Free Transaction (such request (including all attachments, exhibits, and other materials submitted therewith, any amendments or supplements thereto, and any discussions with the applicable German tax authority in connection therewith), the “Company Ruling Request” and such ruling, a “Company Ruling”). The Company shall (and, to the extent within their respective power to do so, each of Expedia and the Founders shall cause the Company to) use its reasonable best efforts to obtain the Company Ruling as expeditiously as possible, and the Company shall (and, to the extent within their respective power to do so, each of Expedia and the Founders shall cause the Company to) consult and cooperate with Expedia and the Founders and their respective representatives and advisors (and the Company shall cause its representatives and advisors to consult and cooperate with Expedia and the Founders and their representatives and advisors) in connection with the Company’s Ruling Request and obtaining the Company Ruling. Without limiting the generality of the foregoing, (i) the Company shall (and, to the extent within their respective power to do so, each of Expedia and the Founders shall cause the Company to) (A) keep Expedia and the Founders informed on the status of, and provide Expedia and the Founders with a timely and reasonably detailed account of all developments relating to, the Company Ruling Request and the Company Ruling, (B) consult with Expedia and the Founders and obtain each of their consent, not to be unreasonably withheld, before taking any significant action in connection with the Company Ruling Request or the Company Ruling, (C) consult with Expedia and the Founders and provide each of Expedia and the Founders a reasonable opportunity to comment before submitting the Company Ruling Request or any other written materials in connection with the Company Ruling Request or the Company Ruling, and (D) reflect any reasonable comments provided by Expedia with respect to the Company Ruling Request or any materials submitted in connection with the Company Ruling

Request or Company Ruling, (ii) the Company shall not submit the Company Ruling Request or any other written materials relating to or in connection with the Company Ruling Request or the Company Ruling (or any other request for rulings with respect to any of the transactions contemplated hereunder) to the German tax authorities without each of Expedia’s and the Founders’ prior approval, not to be unreasonably withheld, and (iii) Expedia and the Founders shall be entitled to participate in and attend any meetings or conferences with the applicable German tax authority relating to the Company Ruling Request or the Company Ruling (and the Company shall provide Expedia and the Founders with reasonable advance notice of any such meetings or conferences). Each of the Founders shall reasonably cooperate with Expedia in connection with the foregoing and shall not object or take a position contrary to any reasonable decision or direction made by Expedia in connection therewith except to the extent such decision or direction made by Expedia could reasonably be expected to adversely affect such Founder in his individual capacity.

(b) As promptly as practicable following the date hereof, but at the latest three (3) months after the date of this Agreement, each of the Founders shall file with the applicable German tax authority a request for rulings to the effect that the Merger will qualify as a Tax-Free Transaction (such request with respect to each Founder, including all attachments, exhibits and other materials submitted therewith, any amendments or supplements thereto, and any discussions with the applicable German authority in connection therewith), a “Founder Ruling Request”, and such ruling with respect to each Founder Ruling Request, a “Founder Ruling”). All reasonable costs of the Founders for which the Founders provide sufficient evidence, incurred in connection with the Founder Ruling Requests and obtaining the Founder Rulings, including in particular reasonable advisors fees, shall be borne and paid by Expedia; provided, that the amount of such costs for which Expedia is responsible hereunder shall be capped at $1,000,000 in the aggregate for all of the Founders. Each Founder shall use its reasonable best efforts to obtain such Founder’s Founder Ruling as expeditiously as possible and to consult and cooperate (and to cause its representatives and advisors to consult and cooperate) with Expedia and its respective representatives and advisors in connection with such Founder’s Founder Ruling Request and obtaining such Founder’s Founder Ruling. Without limiting the generality of the foregoing, each of the Founders shall (A) keep Expedia reasonably informed on the status of, and provide Expedia with a timely and reasonably detailed account of all non-trivial developments relating to, such Founder’s Founder Ruling Request and Founder Ruling, (B) consult with Expedia and obtain its consent, not to be unreasonably withheld, before taking any significant action in connection with such Founder’s Founder Ruling Request or Founder Ruling, (C) shall (and/or shall instruct its advisor to) (a) consult with Expedia and provide Expedia a reasonable opportunity to comment before submitting such Founder’s Founder Ruling Request or any other written materials in connection with such Founder’s Ruling Request or Founder Ruling, (b) reflect any reasonable comments provided by Expedia with respect to such Founder’s Founder Ruling Request or any materials submitted in connection with such Founder’s Founder Ruling Request or Founder Ruling, and (c) not submit a Founder Ruling Request or any other written materials relating to or in connection with such Founder’s Founder Ruling Request or Founder Ruling (or any other request for rulings with respect to any of the transactions contemplated hereunder) to the German tax authorities without Expedia’s prior approval, not to be unreasonably withheld, and (D) give Expedia reasonable opportunity to participate in and attend any meetings or conferences with the applicable German tax authority relating to each Founder’s Founder Ruling Request or Founder Ruling (and the applicable Founder and/or its advisor shall provide Expedia with reasonable advance notice of any such meetings or conferences).

(c) Without limitation or prejudice to any of the foregoing provisions of this Section 2.1, the parties to this Agreement shall cooperate and work with one another in connection with the Ruling Requests and the applicable Rulings, and provide all reasonable cooperation in connection therewith.

(d) In the event that there is an Adverse Ruling Determination with respect to the Company Ruling Request (or there is a possibility that such an Adverse Ruling Determination may occur), the Company agrees to (and, to the extent within their respective power to do so, Expedia and the Founders agree to cause the Company to) negotiate in good faith with Expedia to reach an agreement under which Expedia would be obligated to the Company to make the Company whole for any additional tax liability incurred by it as a result of the Merger (for the avoidance of doubt, such agreement to fulfill the conditions of a Ruling Event with regard to the Company Ruling).

(e) Each of HoldCo, the Company, the Founders and Expedia shall reasonably cooperate in good faith, to the extent necessary and appropriate (including based on discussions with the applicable German tax authorities in connection with any Ruling Request), to restructure or alter the Merger (including any related documents and transactions) in such a manner as would permit the Merger to qualify as a Tax-Free Transaction and the applicable German tax authority to grant a ruling to that effect with respect to each of the Ruling Requests.

(f) If, notwithstanding the occurrence of a Ruling Event, it could reasonably be expected that the Merger, if consummated, could result in material adverse tax consequences to Expedia, the Company or any of the Founders (including in connection with any uncertainty with respect to the valid and binding nature of any of the Rulings), each of the Company, the Founders and Expedia shall reasonably cooperate in good faith, (x) to the extent necessary and appropriate (including based on discussions with the applicable German tax authorities in connection with any Ruling Request), to restructure or alter the Merger (including any related documents and transactions) prior to the End Date in such a manner as would avoid such adverse tax consequences (provided that the qualification of the Merger as a Tax-Free Transaction shall not be affected thereby), and (y) in the event such restructuring or alteration is not possible, to abandon the Merger; provided, however, that notwithstanding the foregoing, if requested by Expedia, the Company shall proceed with the Merger if Expedia has prior to the End Date agreed to be obligated to the party that could suffer such material adverse tax consequences to compensate such additional adverse tax consequences of such party (and such agreement is binding and enforceable on Expedia), provided that no such compensation is required (and the Company shall proceed with the Merger at Expedia’s request) if such adverse tax consequences are the subject of any other agreement entered into by Expedia and such other party.

(g) A breach of Section 2.1(a) or (b) by a Founder shall not give rise to a claim for damages against such Founder (x) if such Founder has acted on instructions provided by or has taken measures that have been approved by Expedia or Expedia’s advisors or (y) if Expedia and its advisors have failed to provide instructions or approvals upon a request from the Founders within a reasonable timeframe, unless such Founder has acted in a grossly negligent or willful manner.

2.2. Agreement to Contribute Shares into and to Change the Legal Form of HoldCo.

(a) The parties hereto agree to use their respective reasonable best efforts to, as soon as reasonably practicable but in any case prior to the Potential IPO, take any and all action required or advisable to have Expedia contribute all its shares in the Company to HoldCo and to have each of the Founders contribute to HoldCo their part of the shares in the Company to be sold in the secondary offering of the Potential IPO, including, without limitations, those actions and steps set forth on Schedule 2.2(a).

(b) The parties hereto agree to use their respective reasonable best efforts to, as soon as reasonably practicable following the pricing of the Potential IPO but in any event not later than the IPO Date, take any and all action required or advisable to cause HoldCo to change its legal form into a public limited liability company (naamloze vennootschap) under the laws of The Netherlands, including without limitations, those actions and steps set forth in Schedule 2.2(b).

2.3. Agreement to Cause or Abandon the Merger.

(a) Prior to the Merger each of the Founders and Expedia shall resolve (and, to the extent within their respective power to do so, shall cause HoldCo to resolve) as shareholders of the Company by shareholders’ resolution, which must not be taken prior to 1 January 2017, to effect the distribution of a dividend or an advance dividend for the fiscal year 2016 of the Company in an amount of EUR 500,000 which shall be paid to the shareholders of the Company prior to the Merger.

(b) The parties hereto agree to use their respective reasonable best efforts to, as soon as reasonably practicable, take any and all action required or advisable to satisfy all requirements pursuant to applicable Law necessary to effect the Merger, including, without limitations, the actions and steps set forth on Schedule 2.3(b), provided that those actions and steps that are set out in Schedule 2.3(b) to be taken after the Ruling Event shall be taken only if and when the Ruling Event has occurred and subject to Section 2.1(f) (the time when the Merger will have become effective by way of the execution of the deed of merger being referred to as the “Effective Time”). The parties agree that neither HoldCo’s articles of association nor any of its other internal rules shall be revised at the occasion of the Merger. In the Merger, the Founders shall receive a number of Class B Ordinary Shares equal to the number of shares held by the Founders in the Company multiplied by the IPO Exchange Ratio.

(c) Subject to either of the following conditions precedent (aufschiebende Bedingung) – (i) an Adverse Ruling Determination has occurred (and a Ruling Event described in clause (b) of the definition of “Ruling Event” has not occurred with respect to each Adverse Ruling Determination by the End Date) or (ii) a Ruling Event has occurred and, as of the End Date, the Merger has not been consummated – the Founders shall have the right (option) to receive from HoldCo a number of Class A or Class B Ordinary Shares (or a combination thereof, as shall be determined in the sole discretion of the applicable Founder) (the “New Holdco Shares,” and such right, the “Put Right”) equal to the number of shares of the Company desired to be exchanged multiplied by the IPO Exchange Ratio. The Put Right shall, however, not exist if at the points in time set forth in the preceding sentence all actions and steps have already been taken by the parties to this Agreement to execute the Merger, unless a court or another Governmental Authority has finally rejected registration of the Merger. The Founders may exercise the Put Right for all or a portion of their shares in the Company by contributing such shares to HoldCo in exchange for the issuance of the New HoldCo Shares (contribution in kind).

(d) The Put Right shall be exercisable by delivery from each applicable Founder to HoldCo of a written notice specifying the number of shares of the Company such Founder desires to exchange, the number of New HoldCo Shares to be issued in respect thereof after applying the IPO Exchange Ratio and the number of New HoldCo Shares that shall be Class A Ordinary Shares and the number of New HoldCo Shares that shall be Class B Ordinary Shares (the “Put Option Notice”). Within five (5) business days after receipt of the Put Option Notice, (i) HoldCo shall, at its cost and expense, perform all actions required to issue, and issue the New HoldCo Shares covered by the Put Option Notice to the Founder and (ii) the relevant Founders shall transfer their shares in the Company covered by the Put Option Notice to Holdco.

(e) Prior to the IPO Date, (1) the Founders shall ensure that the management board of HoldCo passes the resolution set forth in Schedule 2.3(e)(i) and (2) Expedia and the Founders shall ensure that the supervisory board of HoldCo shall approve such resolution. HoldCo undertakes not to revoke such resolution. Subject to the exercise of the Put Right by one or more Founders, HoldCo and the relevant Founder(s) shall enter into either a deed of issue of Class A Ordinary Share a form of which is attached as Schedule 2.3(e)(ii) and/or a deed of issue of Class B Ordinary Shares a form of which is attached as Schedule 2.3(e)(iii) (in each case at the discretion of the Founder concerned) giving effect to the Put Right.

(f) Expedia, the Founders, the Company and HoldCo shall implement the following structural features and mechanics for the Company and HoldCo, as applicable:

(i) HoldCo shall contribute to the Company all but EUR 30 million of the net proceeds from the Potential IPO in exchange for additional shares of the Company (the number of which shares shall be consistent with the principles set forth in Section 2.3(f)(ii) below, as if HoldCo had contributed all of the net proceeds from the Potential IPO), and HoldCo shall not hold any material assets or liabilities outside of the Company;

(ii) HoldCo’s capital structure must be mirrored in its economic interest in the Company, including by ensuring that the total number of Class A and Class B Ordinary Shares outstanding shall at all times after the IPO Date equal the product of (x) the number of Company shares held by HoldCo and (y) the IPO Exchange Ratio. Without limiting the generality of the foregoing and in furtherance thereof, (I) if HoldCo issues its ordinary shares to acquire assets, HoldCo will contribute such assets to the Company in exchange for an equivalent number of Company shares (and applying the IPO Exchange Ratio), (II) if HoldCo desires to redeem a number of HoldCo shares, the Company shall redeem the same number of Company shares held by HoldCo (and applying the IPO Exchange Ratio) for an aggregate amount equal to the aggregate amount of redemption proceeds to be paid by HoldCo and (III) if any HoldCo shares are issued as compensation to employees, the Company shall issue the same number of Company shares to HoldCo (and applying the IPO Exchange Ratio);

(iii) HoldCo and Company shall enter into an arms’ length management services agreement pursuant to which the Company will pay a fee to HoldCo for general management services;

(iv) the parties hereto shall cooperate in good faith to cause the Company to either (A) make an arm’s-length loan to HoldCo in respect of any taxes or extraordinary expenses of HoldCo not covered by any cash then held by HoldCo or the fees from the management services agreement described in Section 2.3(f)(iii), which shall be secured by shares of HoldCo, up to a cap of ten percent (10%) of the total outstanding shares of HoldCo (unless the parties otherwise agree to another equitable and efficient funding mechanism); or (B) if legally permissible and feasible from a tax perspective cause a distribution with respect to the Company shares to be declared and paid disproportionately; and

(v) any other structural features or mechanics that the parties reasonably determine are necessary and appropriate to implement the general principles described above and in Section 2.3(d).

(g) Subject to the condition precedent (aufschiebende Bedingung) that either there is (x) an Adverse Ruling Determination (and a Ruling Event described in clause (b) of the definition of “Ruling Event” has not occurred with respect to each Adverse Ruling Determination by the End Date) or (y) the parties determine to abandon the Merger, the parties hereto agree (i) to cause the Company to change its legal form into a German stock corporation (Aktiengesellschaft), becoming trivago AG; and (ii) following completion of such change of legal form into a German stock corporation, cause trivago AG to change its legal form into a German Societas Europaea, becoming trivago SE, in each case subject to the governance arrangements set out in Schedule 2.4 (the structure after implementation of the steps set out under (i) through (ii) above the “Conversion Structure”).

2.4. Governance Arrangements.

(a) Expedia undertakes that the articles of association as well as the board rules of HoldCo will be implemented substantially as attached as Schedules 2.4(i), (ii) and (iii) and that neither the articles of association nor the board rules will be changed prior to the Effective Time or the completion of the Conversion Structure as applicable.

(b) The Parties agree that the articles of association and rules of procedure of the Company (and any comparable governing documents of any successor thereto) shall be amended prior to the IPO Date such that the governance of HoldCo and the Company, taken together, is as identical as possible to the governance of HoldCo if the Merger had been completed (including to implement the governance set forth in the Shareholders’ Agreement, the articles of association of HoldCo and the board rules of Holdco). The managing directors of the Company will be identical to those of HoldCo.

2.5. Shareholders’ Agreements. The shareholders’ agreement that the Parties have entered into in connection with the Company on 20/21 December 2012 by notarial deeds Z 3231/2012, Z 3232/2012, Z 3233/2012 of the notary Dr. Norbert Zimmermann and notarial deed H 3284/2012 of the notary Dr. Armin Hauschild, each with an office in Düsseldorf, as amended from time to time shall continue to apply unchanged to the Company until the IPO Date. After the IPO Date, the Shareholders’ Agreement shall become effective.

2.6. Shareholder Meetings. During any time period starting on the date of incorporation of HoldCo and ending on the earlier of the Effective Time or the completion of the Conversion Structure, the parties hereto agree, unless set forth in this Agreement or instrumental or reasonably conducive to consummating this Agreement (including the Merger or the Conversion Structure, as the case may be), not to (i) pass any shareholders’ resolution or take any action that has an impact on or changes the capital structure of HoldCo, (ii) take any actions that might prejudice the legal actions set forth in this agreement or (iii) make the implementation of the governance structure set forth in this Agreement materially more burdensome, unless, in each case, agreed otherwise between the parties to this Agreement.

2.7. Certain Tax Matters.

(a) HoldCo shall (and, to the extent within their respective power to do so, Expedia and the Founders shall cause HoldCo to) exercise HoldCo’s election right pursuant to Section 21 (1) sentence 2 RTA, and shall ensure that HoldCo records the Company shares received from the Founders pursuant to Section 2.2(a) in the German tax balance sheet of HoldCo at the respective Founders’ tax book value in accordance with Section 21 (1) sentence 2 RTA, unless otherwise required by mandatory Law.

(b) HoldCo shall not (and, to the extent within their respective power to do so, Expedia and the Founders, shall cause HoldCo not to) exercise HoldCo’s election right pursuant to Section 21 (1) sentence 2 RTA with respect to the Company shares received by HoldCo from Expedia pursuant to Section 2.2(a), which shares shall be recorded in HoldCo’s German tax balance sheet at their fair market value (gemeiner Wert) in accordance with Section 21 (1) sentence 1 RTA.

(c) HoldCo shall (and, to the extent within their respective power to do so, Expedia and the Founders shall cause HoldCo to) in its capacity as legal successor of the Company exercise the election right of the Company pursuant to Section 11 (2) sentence 1 RTA in order for the Merger to be treated as a transaction at tax book value pursuant to Section 11 (2) sentence 1 RTA, unless otherwise required by mandatory Law.

(d) Each of the Founders agrees to timely file his notifications under Section 22 (3) RTA. Upon the written request of a Founder and within ten (10) business days following the receipt of such written request, HoldCo shall (and, to the extent within their respective power to do so, Expedia and the Founders shall cause HoldCo to) provide such Founder with copies of all documents as reasonably requested by such Founder to prepare its notification under Section 22 (3) RTA. Each Founder and HoldCo shall (and, to the extent within their respective power to do so, Expedia and the Founders shall cause HoldCo to) consult and reasonably cooperate with each other to enable such Founder to comply with his notification obligations under Section 22 (3) RTA. A breach of this Section 2.7(d) by a Founder shall not give rise to a claim for damages against such Founder (x) if such Founder has acted on instructions provided by or has taken measures that have been approved by Expedia or Expedia’s advisors or (y) if Expedia and its advisors have failed to provide instructions or approvals upon a request from the Founders within a reasonable timeframe, unless such Founder has acted in a grossly negligent or willful manner.

(e) In the event of an Adverse Ruling Determination to the effect that the Merger will cause a Founder to recognize a gain upon the Merger or the determination by the applicable tax Governmental Authority that it will not issue a favorable ruling in connection with a Founder Ruling Request to the effect that the Merger does not cause the respective Founder to recognize a gain upon the Merger, upon a written request by such Founder therefor, HoldCo shall (and, to the extent within their respective power to do so, Expedia and the Founders shall cause HoldCo to), to the extent permitted by law, exercise its election right pursuant to Section 21 (1) sentence 2 RTA (regardless of whether such exercise is valid or not) with respect to any Company shares potentially deemed to have been contributed by such Founder to HoldCo as a result of this Agreement (the “Protective Election”), provided that such Founder provides HoldCo in writing with specific instructions (including appropriate language) as to the exercise of such election right. HoldCo shall not be obligated to record such Company shares in its German tax balance sheet. A breach by HoldCo of its obligations under this Section 2.7 (e) shall not give rise to a claim of a Founder for damages against HoldCo unless HoldCo has acted in a grossly negligent or willful manner.

(f) Upon requesting a Protective Election, the applicable Founder shall timely file valid notifications under Section 22 (3) RTA as if the Company shares had been actually contributed to HoldCo in a transaction pursuant to Section 21 (1) RTA. Within ten (10) business days of receiving a written request for a Protective Election, HoldCo shall (and, to the extent within their respective power to do so, Expedia and the Founders shall cause HoldCo to) provide such Founder with copies of all documents as were reasonably requested by him to prepare such notifications under Section 22 (3) RTA. If a Founder fails to timely file valid notifications under Section 22 (3) RTA as and when required hereby, such Founder shall indemnify HoldCo for any losses suffered by it as a result of such failure. A breach by HoldCo of its obligations under this Section 2.7 (d) shall not give rise to a claim of a Founder for damages against HoldCo unless HoldCo has acted in a grossly negligent or willful manner.

ARTICLE III

GUARANTORS

3.1. Guarantor. The Guarantor undertakes the proper fulfillment of all obligations of Expedia pursuant to this Agreement.

3.2. Parent Guarantor. The Parent Guarantor undertakes the proper fulfillment of all obligations of Expedia pursuant to this Agreement.

ARTICLE IV

MISCELLANEOUS

4.1. No Assignment. No party may without the other parties’ prior written approval assign any of its rights or obligations under this Agreement to any third party.

4.2. Notices. All notices, requests, demands and other communications shall be in writing in English, and shall, unless otherwise set forth in this Agreement, be deemed to have been duly given if forwarded by registered (air)mail or hand delivery to the following address or person with a copy per e-mail:

(a)	if to the Founders:

Mr. Rolf Schrömgens

c/o trivago N.V.

Bennigsen-Platz 1

40474 Düsseldorf, Germany

Email: rolf.schroemgens@trivago.com

Mr. Peter Vinnemeier

c/o trivago N.V.

Bennigsen-Platz 1

40474 Düsseldorf, Germany

Email: peter.vinnemeier@trivago.com

Mr. Malte Siewert

c/o trivago N.V.

Bennigsen-Platz 1

40474 Düsseldorf, Germany

Email: malte.siewert@trivago.com

(b)	if to Expedia, Guarantor or Parent Guarantor:

Expedia, Inc.

Attention: Bob Dzielak

333 108th Avenue NE

Bellevue, WA 98004

Fax: +1 425-679-7251

Email: bdzielak@expedia.com (for information purposes only)

with a copy to its advisor for information purposes:

Wachtell, Lipton, Rosen & Katz

Attention:	Andrew J. Nussbaum
Alison Z. Preiss
51 West 52nd Street, NY, NY 10019
Fax: 212-403-2000
Email:	AJNussbaum@wlrk.com
AZPreiss@wlrk.com

Freshfields Bruckhaus Deringer LLP

Attention: Dr. Michael Haidinger

Hohe Bleichen 7

20354 Hamburg

Germany

Fax: +49 40 369063 8153

Email: Michael.haidinger@freshfields.com

Stibbe N.V.

Attention: Hans Witteveen

Beethovenplein 10

1077 WM Amsterdam

The Netherlands

Email: Hans.Witteveen@Stibbe.com

(c)	if to the travel B.V. or the Company:

Dr. Anja Honnefelder

c/o trivago N.V.

Bennigsen-Platz 1

40474 Düsseldorf, Germany

Fax: 49 211 54065-115

Email: Anja.Honnefelder@trivago.com

with a copy to its advisor for information purposes:

Noerr LLP

Attention: Dr. Jens Liese / Dr. Ingo Theusinger

Speditionstraße 1

40221 Düsseldorf, Germany

Fax: +49 211 49986100

Email: Jens.Liese@noerr.com / Ingo.Theusinger@noerr.com

NautaDutilh N.V.

Mr. Martin Grablowitz / Mr. Paul van der Bijl

Beethovenstraat 400

1082 PR Amsterdam

The Netherlands

Email: Martin.Grablowitz@nautadutilh.com /

Paul.vanderBijl@nautadutilh.com

Notices shall have been received or deemed received by the intended recipient on the date and time of registered delivery or upon signed receipts for hand deliveries, as the case may be.

4.3. Termination. This Agreement may be terminated at any time by the written consent of each of Expedia and each of the Founders.

4.4. Amendments and Waivers. Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each of Expedia and the Founders or, in the case of a waiver, by each party providing such waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

4.5. Enforcement of the Agreement. Each party agrees that the other parties would be damaged irreparably and would have no adequate remedy at Law in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, each party shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement by the other party and to enforce specifically this Agreement and the terms and provisions hereof, in addition to any other remedies to which such party is entitled at Law or in equity, without proof of actual damages or any obligation to post any bond or other security as a prerequisite to obtaining equitable relief. No party shall dispute or resist any such application for relief on the basis that another party has an adequate remedy at Law or that damage arising from such non-performance or breach is not irreparable.

4.6. Governing Law. This Agreement and any contractual or noncontractual obligations arising out of or in connection to it are exclusively governed by and shall exclusively be construed in accordance with the laws of the Netherlands, without giving effect to any choice or conflict of law provision or rule (whether of the Netherlands or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Netherlands.

4.7. Jurisdiction. All disputes between the parties hereto shall be finally settled under the Rules of Arbitration of the ICC (the “ICC Arbitration Rules”). The Emergency Arbitrator Provisions shall not apply. The ICC Arbitration Rules in effect on the date a party submits its Request for Arbitration will apply to the arbitration. The seat of arbitration and the location of the proceedings will be Amsterdam, The Netherlands, and the proceedings will be conducted in English. The governing law of the arbitration agreement will be the laws of the Netherlands. The arbitral tribunal shall consist of three (3) arbitrators. The Founders and Expedia shall each select and appoint one arbitrator within thirty (30) days of initiation of the arbitration, and those arbitrators shall jointly appoint a third arbitrator within thirty (30) days of their selection and appointment. The existence of the arbitration; related testimony and documents exchanged, produced, or created by the parties; and the award or other determination of the Arbitral Tribunal will be confidential and will not be disclosed to third parties except for (a) the direct and indirect parents of the parties hereto and their direct and indirect subsidiaries, (b) third parties who have a need to know (e.g., legal counsel, accountants, witnesses, experts, etc.), and (c) third parties to whom disclosure is legally required (e.g., governmental authorities, etc.). For all claims not subject to Arbitration, the competent courts of Amsterdam shall have exclusive jurisdiction.

4.8. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

4.9. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

4.10. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

4.11. Interpretation. The words “hereof,” “herein,” “hereby,” “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph and schedule references are to the articles, sections, paragraphs and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The words describing the singular number shall include the plural and vice versa, words denoting either gender shall include both genders and words denoting natural persons shall include all Persons and vice versa. The phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import, shall be deemed to refer to the date set forth in the preamble to this Agreement. Any reference in this Agreement to a date or time shall be deemed to be such date or time in Frankfurt, Germany, unless otherwise specified. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship of any provision of this Agreement. To the extent the provisions of this Agreement are in conflict with the provisions of the Shareholders’ Agreement, this Agreement shall prevail.

4.12. Further Assurances. Each party will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations, to perform its obligations under this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

TRIVAGO GMBH

By:
Name:
Title:

TRAVEL B.V.

By:
Name:
Title:

Rolf Schrömgens

By:
Name:
Title:

Peter Vinnemeier

By:
Name:
Title:

Malte Siewert

By:
Name:
Title:

EXPEDIA LODGING PARTNER SERVICES S.À R.L.

By:
Name:
Title:

EXPEDIA, INC.

By:
Name:
Title:

[Signature Page to IPO Structuring Agreement]

EXPEDIA, INC.

By:
Name:
Title:

[Signature Page to IPO Structuring Agreement]

SCHEDULE 2.2 (A) TO THE IPO STRUCTURING AGREEMENT

Agreement to Contribute Company Shares

#	DATE	LEGAL STEP	PARTIES	PREPARATORY MEASURES PREREQUISITES	RESPONSIBILITY	STATUS

1.	[●] (prior to Contribution)]	Amendment of articles of HoldCo in order to create A and B shares	Stibbe Notary	Draft and signing shareholders’ resolution	Stibbe
Execution deed of amendment to articles of HoldCo by Stibbe Notary

2.	[●] (following pricing)

Contribution

Shareholders’ Resolution by HoldCo re the issuance of HoldCo B shares to Expedia against contribution of all their Company shares and the issuance of HoldCo A shares to the Founders against contribution of a part of their Company shares

			Expedia	At Pricing of the IPO so that there is certainty that Contribution and Conversion are to be effected

Number of Company shares to be contributed for consideration HoldCo shares then to be sold in secondary to be agreed

Company shares held by Expedia to be contributed in advance of those held by Founders

Founders/Expedia

(1)

3.	[●]	Notarial deeds of shares Issuance Notarial deeds of issuance of shares by which HoldCo A shares will be issued to the Founders and HoldCo B shares to Expedia Expedia to contribute its shares first	HoldCo, Expedia, Founders by proxy, Stibbe Notary	Deed and powers of attorney to be drafted	Stibbe/FBD
				Deeds to be discussed, finalized and signed off on and powers of attorney to be executed (including legalisation signatures and authority declarations (if applicable))	Stibbe/FBD/Noerr
Deeds to be executed by Stibbe Notary

4.	[●]	Descriptions of Company shares contributed	MDs of HoldCo	Descriptions to be drafted including the value of the shares to be contributed and a valuation method together with valuation date (valuation date not older than 6 months prior to issuance)	Stibbe/FBD

5.	[●]	Contribution German Share Transfer Deed(s) Notarial deed(s) to transfer contributed Company shares to HoldCo	Expedia, Founders and HoldCo each by proxy, German notary
				Deed to be discussed, finalized and signed off	FBD/Stibbe/Noerr

6.	[●]	Updating Trade Register and shareholders register re changed issued share capital and shareholders	Stibbe Notary		Stibbe

(2)

7.	Asap after completion of contributions	HoldCo to record the Company shares received from Expedia at fair market value in its German tax balance sheet.	HoldCo / MDs of HoldCo	For German tax purposes, the shares received from Expedia shall be recorded at fair market value (gemeiner Wert) in HoldCo’s German tax balance sheet in order not to transfer built-in gains into the German tax net	Noerr

8.	Asap after completion of contributions	HoldCo to record the Company shares received from the Founders at the acquisition costs of the Founders in its German tax balance sheet.	HoldCo / MDs of HoldCo	For German tax purposes, the shares received from the Founders shall be recorded at the respective acquisition costs (Buchwert) of the respective Founders in HoldCo’s German tax balance sheet in order to avoid a capital gain realizing event for the German Founders (Sec 21 (1) sentence 2 RTA in connection with Sec 21 (2) sentence 1 RTA	Noerr

9.	Asap after completion of contributions, but no later than upon the submission of the tax balance sheet of HoldCo for the calendar year in which the share-for-share exchange was completed	Exercise tax election right pursuant to Sec 21 (1) RTA	HoldCo / MDs of HoldCo

HoldCo will explicitly exercise its tax election right pursuant to Sec 21 (1) RTA as follows:

•    elect to record the Company shares received from Founders at the acquisition costs (Buchwert) of the respective Founder;

•    elect to record the Company shares received from ELPS at the fair market value (gemeiner Wert) of these shares.

Ideally, the election right is exercised asap after the completion of the share-for-share exchange.

The German tax balance sheet of HoldCo, which will be filed together with the corporate income tax return for the calendar year in which the share-for-share exchange was completed, has to show the contributed Company shares at the aforementioned values. The tax election right has to be exercised no later than upon the submission of this tax balance sheet

Noerr

(3)

10.	No later than upon the first submission of the income tax return of the respective Founder for the calendar year in which the share-for-share exchange was completed.	Exercise tax election right pursuant to Sec 21 (2) sentence 3 RTA	German Founders

File explicit application for book value share-for-share exchange pursuant to Sec 21 (2) sentence 3 RTA with German tax authorities no later than upon the submission to German tax authorities of the income tax return of the respective Founder for the calendar year in which the contribution was completed

Note: This step has been introduced as a safety mechanism to mitigate concerns raised by Noerr according to which there may be a risk for the German Founders if HoldCo was viewed as having its effective place of management outside of Germany.

Tax counsels of Founders

CONTRIBUTION OF (PART OF) THE COMPANY SHARES INTO HOLDCO COMPLETED

(4)

SCHEDULE 2.2 (B) TO THE IPO STRUCTURING AGREEMENT

Change Legal Form of HoldCo

#	DATE	LEGAL STEP	PARTIES	PREPARATORY MEASURES PREREQUISITES	RESPONSIBILITY	STATUS
1.	[●] (prior to settlement of IPO)	Conversion HoldCo Shareholders Resolution to effect conversion of HoldCo into an NV and give effect to the listed Company HoldCo Articles	Expedia, Founders	HoldCo Listed Company Articles to be drafted, discussed, finalized and signed off	Nauta/Stibbe
				Resolution to be drafted discussed, finalized and signed off	Nauta/Stibbe/Noerr

2.	[●] (morning of settlement)	Conversion Audit Statement to confirm that the equity of HoldCo is at least equal to the aggregate issued share capital	RSM	Review by auditor to be undertaken and certificate to be prepared including date which is i) a date after the Contribution of the Company shares and ii) not older than 5 months prior to the Conversion	Stibbe/RSM/ Noerr

3.	[●] (morning of settlement)	Conversion Notarial Deed	Nauta Notary	Deed to be prepared and execution by Nauta Notary	Nauta/Stibbe

4.	[●] (morning of settlement)	Updating Trade Register and shareholders register	Nauta Notary

CONVERSION OF HOLDCO B.V. INTO HOLDCO N.V. COMPLETED

(1)

SCHEDULE 2.3 (B) TO THE IPO STRUCTURING AGREEMENT

Merger

(SCHEDULE 2.3(B) OF THE IPO STRUCTURING AGREEMENT)

#	DATE	LEGAL STEP	PARTIES	PREPARATORY MEASURES/ PREREQUISITES	RESPONSIBILITY	STATUS

1.	[●] (Definitive German Filing can occur no earlier than two months later)	Initial German Filing Filing (via German notary) of definitive draft Joint Merger Proposal, including §122d Information for merger of the Company into HoldCo	Noerr on behalf of the Company	Joint Merger Proposal to be drafted (includes HoldCo articles)	FBD/Stibbe
				Joint Merger Proposal to be discussed, finalized and signed off	FBD/Stibbe/Noerr/ Expedia/Founders
				§122d Information to be drafted	FBD
				§122d Information to be discussed, finalized and signed off	FBD/Noerr

2.	[●] Asap once relevant facts are firm	Application for Tax Ruling by the Company	Noerr on behalf of the Company	All facts relevant to Tax Ruling are firm Application to be drafted and confirmed with parties	Noerr/Baker

3.	[●] Asap once relevant facts are firm	Application for Tax Rulings by German Founders	Founders’ tax counsels, on behalf of the Founders	All facts relevant to Tax Ruling are firm Application to be drafted and confirmed with parties	Noerr/Baker/Founders’ tax counsels

4.	[●] Asap after Initial German Filing	Initial German Publication Publication of §122d Information with reference to filed draft Joint Merger Proposal on commercial register website	Düsseldorf Commercial Register		FBD

INITIAL GERMAN FILING COMPLETED

5.	[●] (Prerequisite to German Notarial Deed and Prerequisite to Signing Joint Merger Proposal)	Tax Rulings Merger	Tax Agency

6.	[●] (Prerequisite to Dutch Filing)	Joint Merger Proposal	All MDs of each of HoldCo and the Company (signing)		Stibbe/FBD

7.	[●] (Prerequisite to Dutch Law Display)	HoldCo (Explanatory) Notes to Joint Merger Proposal	All MDs of HoldCo (signing)	HoldCo (Explanatory) Notes to be drafted	Stibbe/FBD
				HoldCo (Explanatory) Notes to be discussed, finalized and signed off and executed	Stibbe/FBD/ Noerr/Expedia/Founders

8.	[●] (Prerequisite to Dutch Filing)	Auditor’s Statement Value Auditor to state that the value of the Company exceeds the nominal value of the shares to be issued by HoldCo based on unaudited interim financials (Not older than 3 months)	RSM	Unaudited financials to be prepared and to be made available to RSM (Unaudited financials not older than 3 months)	the Company
				Review by auditor to be undertaken and certificate to be prepared	RSM

9.	[●] (Prerequisite to Dutch Filing)	Auditor’s Statement and Report on Exchange Ratio	HoldCo	Auditor has to certify whether in his opinion the proposed share exchange ratio is reasonable.	RSM
				Review by auditor to be undertaken and certificate to be prepared	RSM
				Waiver to be discussed, finalized and signed off and executed	Stibbe/Noerr

10.	[●] (Prerequisite to start Dutch law one month objection period)	Dutch Filing Filing of (1) Joint Merger Proposal, (2) unaudited financials (not older than 3 months), (3) last annual reports and accounts (if applicable), (4) the Auditor’s Statements	Stibbe on behalf of HoldCo		Stibbe

11.	[●] (Prerequisite for Dutch Publication)	Dutch Law Display of Documents Joint Merger Proposal and HoldCo (Explanatory) Notes being made available for inspection at HoldCo and the Company premises	HoldCo and the Company	Logistics of display to be organized	Stibbe/Noerr

12.	[●] (HoldCo Board Resolution can occur no earlier than one month later)	Dutch Publication Publication of notice that Dutch Law Display has occurred in the Staatscourant and in a National Dutch Newspaper		Publication to be prepared and organized	Stibbe

DUTCH MERGER FILING IS COMPLETED

13.	[●] (Prerequisite to publication)	Company Merger Report (Verschmelzungsbericht)	All MDs of the Company (signing)	Company Merger Report to be drafted	FBD/Stibbe
				Company Merger Report to be discussed, finalized and signed off	FBD/Stibbe /Noerr/Expedia/ Founders

13.	[●] (the Company shareholders resolution) can occur no earlier than one month later)	Publication of the Company Merger Report (by bulletin notifying employees how report is available)	the Company	Bulletin message to be prepared and logistics of publication to be organized	FBD/Noerr

14.	[●] (Usually sent one month before merger becoming effective)	Employee Information Letter	the Company	Draft letter to be prepared	McDermott
				Letter to be discussed, finalized and signed off on	McDermott/Noerr/the Company/Expedia

GERMAN MERGER REPORT COMPLETED

15.	[●]	Confirmations by Dutch Trade Register and Amsterdam District Court		One month has lapsed after Dutch Law Display of Documents and Dutch Publication, respectively	Stibbe

16.	[●]

Confirmations by management boards of HoldCo and the Company that no changes in the assets or liabilities have occurred that would affect statements in Joint Merger Proposal or Notes/Report

Management board Company to confirm no creditors requested security for reasons of the impending merger

			MDs of HoldCo and the Company	Confirmations to be drafted	Stibbe
				Confirmations to be discussed, finalized and signed off	Stibbe/Noerr

17.	[●]	HoldCo Board Resolution	Members of HoldCo Management Board	One month has lapsed after Dutch Publication	n/a
				Resolution to be drafted	Stibbe
				Resolution to be discussed, finalized and signed off and executed	Stibbe/Noerr

18.	[●]	German Notarial Deed Notarization of Joint Merger Plan, Company Shareholder Resolution (by notarial deed) and German law waivers by Company shareholders	MDs of HoldCo and of the Company, Expedia (by proxy), Founders (by proxy)	(1) One month has lapsed after Publication of Company Merger Report and (2) Tax Ruling has been issued	n/a
				Deed to be drafted	FBD
				Deed to be discussed, finalized and signed off on	FBD/Noerr/Stibbe

19.	[●]	Audited Interim Accounts (Audited Interim Accounts not older than 8 months)	EY; the Company MDs	Preparation of interim accounts (Audited Interim Accounts not older than 8 months)	the Company
				Audit	E&Y

20.	[●]	Definitive German Filing Filing for registration of Merger with Düsseldorf Commercial Register, including certificate by MDs that no creditor has requested security		Two months have lapsed since Initial German Publication	n/a

21	[●]	Registration with Düsseldorf Commercial Register	Commercial Register		FBD

22.	[●]	Dutch Deed of Merger as a result of which by operation of law the Founders receive HoldCo shares	Stibbe notary HoldCo and the Company (by proxy)	Registration has occurred	Stibbe
Execution of Notarial deed of merger by Stibbe Notary
Filings with Dutch Trade Register and update shareholders’ register HoldCo

23.	Asap after completion of cross-border merger	Notification of trade office (Gewerbeamt)	HoldCo	Representatives of HoldCo to notify responsible trade office (Gewerbeamt) about acquisition of German permanent establishment of HoldCo (Sec 138 GTC);	Noerr

23.	Asap after completion of cross-border merger	Other filings / registrations / notifications	HoldCo	Representatives of HoldCo to notify local Chamber of Industry, German industry associations (e.g., BITKOM) of merger and other German authorities (e.g., social security authorities) of merger	Noerr

24.	Asap after completion of cross-border merger	Inform contract partners of the Company	HoldCo	Contract partners of the Company should be informed about the transfer of the contracts in order to adapt invoicing.	Noerr

25.	ASAP after completion of cross-border merger	File notification with local tax office of HoldCo re shareholdings acquired by HoldCo in foreign subsidiaries as a result of the merger (Sec 138 (3) GTC).	HoldCo	Notification required under German tax law.	Noerr

26.	[Asap after completion of cross-border merger]	[Register / update registration of German branch of HoldCo]	[HoldCo]		[Noerr]

27.	No later than upon the submission to German tax authorities of the Company’s closing balance sheet	Application for tax book-value merger	HoldCo, as legal successor of the Company	File explicit application for book value merger pursuant to Sec 11 (2) RTA with German tax authorities no later than upon the submission to German tax authorities of the closing balance sheet of the Company.	Noerr

28.	No later than upon the first submission of the income tax return of the respective Founder for the calendar year in which the merger was completed.	Application with German tax authorities for tax book-value share-for-share exchange	German Founders	File explicit application for book value share-for-share exchange pursuant to Sec 13 (2) RTA with German tax authorities no later than upon the submission to German tax authorities of the income tax return of the respective Founder for the calendar year in which the merger was completed.	Tax counsels of Founders

29.	[Within the applicable deadlines]	[Publish Dutch GAAP financial statements of HoldCo in German Federal Gazette]	[HoldCo]	[Compliance with Sec 325a of German Commercial Code.]	Noerr

MERGER IS COMPLETED

#	DATE	LEGAL STEP	PARTIES	PREPARATORY MEASURES/ PREREQUISITES	RESPONSIBILITY	STATUS
30.	[●]	Hong Kong formalities	HoldCo	Request letter to trivago Hong Kong Limited (“THK”) Approval by BoD THK New Share Certificate HK Stamp Office Filing	the Company

SCHEDULE 2.4 TO THE IPO STRUCTURING AGREEMENT

Conversion Structure
#	DATE	LEGAL STEP	PARTIES	PREPARATORY MEASURES PREREQUISITES	RESPONSIBILITY	STATUS

1.

Conversion Resolution (notarial deed)

Shareholders’ resolutions to (i) increase share capital of the Company to EUR 120,000 against cash contribution, (ii) change legal form of the Company from GmbH into AG, specifying new articles of association, and (iii) appoint members of supervisory board

HoldCo

AG Articles to be drafted

AG Articles to to be discussed, finalized and signed off on

Members of supervisory board to be determined

Resolution to be drafted

Resolution to be discussed, finalized and signed off on

2.		Subscription by HoldCo of shares to be issued under capital increase (to be notarized)	HoldCo	Subscription form to be drafted
Resolution to be discussed, finalized and signed off on

3.		Payment of issuance price of shares to be issued under capital increase	HoldCo

4.		Appointment of auditor to provide External Auditor’s Report	Court	Auditor to be agreed with court, application to court for appointment be drafted and submitted

(1)

5.	Appointment of management board members by way of supervisory board resolution	Supervisory board of the Company

6.	Formation Reports by HoldCo and management and supervisory board members	HoldCo, management and supervisory board members	Formation reports to be drafted
Formation reports to be discussed, finalized and signed off on

7.	Auditor’s report to confirm that net assets of the Company are at least equal to capital of AG of EUR 120,000	Court-appointed auditor

8.	Filing with Commercial Register re registration of increase of capital and conversion	Managing directors of the Company / management board members as to certain assurances	Filing to be drafted

9.	Registration in Commercial Register of capital increase and change of legal form	Commercial register

CONVERSION OF THE COMPANY IS COMPLETED

10.	Proposal of Transformation Plan (including SE Articles)	Management Board of the Company

SE Articles to be drafted

SE Articles to to be discussed, finalized and signed off on

Members of board to be determined

Transformation Plan to be drafted

Transformation Plan to be discussed, finalized and signed off on

(2)

11.	Initial Filing of Transformation Plan (via German notary) Prerequisite to Initial Publication	Management Board of the Company

12.	Information to Employees about Transformation Plan	Management Board of the Company

13.	Election of Special Negotiation Committee by employees	Employees	Management board to convene general meeting of employees for purpose of election of election organization committee

14	Agreement on co-determination regime/Failure to come to agreement with six months of Election of Special Negotiation Committee Prerequisite to Registration	Management Board/Special Negotiation Committee

(3)

15.	Initial Publication Publication on commercial register website that Transformation Plan had been filed Shareholders Resolution can occur no earlier than one month later	Düsseldorf Commercial Register

16.	Audit report by auditor certifying net assets to be equal to capital and non-distributable reserves Prerequisite to Shareholders Resolution	External auditor	Management board to appoint auditor
Auditor to undertake audit and prepare report

17.	Shareholders Resolution (to be notarized) Resolution on approval of Transformation Plan and SE Articles	General meeting of the Company

18.	Waiver of requirement to prepare transformation report (to be notarized)	HoldCo as the Company’s sole shareholder

19.	Application for registration of change of legal form with commercial register	Management board of the Company

20	Registration of change in legal form by commercial register	Commercial register

CONVERSION OF THE COMPANY IS COMPLETED

(4)

SCHEDULE 2.3(E)(I)

In accordance with this Agreement, subject to the consummation of the Potential IPO, (i) HoldCo grants the Put Option to the Founders, (ii) subject to the Put Option being exercised by one or more Founders, Holdco shall issue a number of New HoldCo Shares, calculated based on the IPO Exchange Ratio as set forth in this Agreement, to the Founder(s) concerned, with the nominal amount of such shares being paid up by means of a contribution in kind by the Founder(s) concerned consisting of the shares held by such Founder(s) in the Company or any of its successors and (iii) any pre-emption rights in respect of the foregoing are excluded (in each case subject to the terms of this Agreement).

SCHEDULE 2.3(E)(II)

PRIVATE DEED OF ISSUE OF

CLASS A SHARES

TRIVAGO N.V.

dated [date]

1

PRIVATE DEED OF ISSUE OF CLASS A SHARES

TRIVAGO N.V.

THE UNDERSIGNED

1.	trivago N.V., a limited liability company (naamloze vennootschap) having its corporate seat at Amsterdam, the Netherlands (address: Bennigsen Platz 1, 40474 Düsseldorf, Germany, trade register number: 67222927) (the “Company”); and

2.	[details] (the “Founder”).

WHEREAS

The Company wishes to issue the Shares to the Founder in connection with the exercise of the Put Option by the Founder and the Founder wishes to accept the Shares from the Company.

1.	DEFINITIONS

1.1	Notwithstanding any terms defined elsewhere in this Deed, the following definitions will be used:

Aggregate Issue Price	The aggregate Issue Price for the Shares.

Class A Shares	Class A shares in the Company’s capital, having a nominal value of EUR 0.06 each.

Deed	This deed of issue.

IPO Structuring Agreement	The IPO Structuring Agreement between inter alia the Company and the Founder, dated [date] 2016.

Issue Price	The issue price per Share of EUR 0.06.

OpCo Shares	[number] ordinary shares in the capital of trivago GmbH or any of its successors, having a nominal value of EUR [amount] each.

2

Party	A party to this Deed.

Put Option	The option of the Founder to transfer the OpCo Shares to the Company under the obligation for the Company to issue the Shares to the Founder, as described in clause 2.3(c) of the IPO Structuring Agreement.

Resolutions	The resolutions of the Company’s management board concerning the granting of the Put Option to the Founder, passed at a meeting of the Company’s management board held on November 25, 2016, and the written resolution of the Company’s general meeting authorising the Company’s management board to do so, dated [date] 2016.

Shareholders’ Register	The Company’s register of shareholders as referred to in Section 2:85 of the Dutch Civil Code.

Shares	[number] Class A Shares.

1.2	In this Deed, terms defined in the plural shall have a similar meaning when used in the singular.

2.	ISSUE

2.1	In accordance with the terms of the IPO Structuring Agreement and in giving effect to the exercise of the Put Option and the Resolutions, the Company issues the Shares to the Founder and the Founder accepts the Shares from the Company.

2.2	Pre-emption rights have been excluded in relation to the present issuance of the Shares, as is evidenced by the Resolutions.

3

2.3	The Company will register the present issuance of the Shares to the Founder in the Shareholders’ Register.

3.	SATISFACTION OF THE AGGREGATE ISSUE PRICE

3.1	The Aggregate Issue Price shall be satisfied promptly following the execution of this Deed by means of the transfer to the Company of the OpCo Shares by the Founder in accordance with applicable law.

3.2	Subject to receipt by the Company of the OpCo Shares, the Company grants a discharge for the payment of the Aggregate Issue Price.

3.3	The Company has prepared a description in respect of the OpCo Shares and has obtained an auditor’s statement in respect thereof as described in Section 2:94b of the Dutch Civil Code.

3.4	To the extent the value of the OpCo Shares as will be recorded in the books and records of the Company exceeds the Aggregate Issue Price, the difference shall be recognised by the Company as share premium and shall be added to the Company’s share premium reserve (agioreserve).

4.	NO RECISSION OR NULLIFICATION

Each Party waives the right to rescind or nullify, or commence legal proceedings to rescind, nullify or amend, on any ground whatsoever, this Deed and any other agreement or instrument underlying the present issuance of the Shares.

5.	GOVERNING LAW AND JURISDICTION

5.1	This Deed shall be exclusively governed by and construed in accordance with the laws of the Netherlands.

5.2	Any disputes arising from or in connection with this Deed shall be submitted to the jurisdiction of the competent court in Amsterdam, the Netherlands which jurisdiction shall be exclusive.

(signature page follows)

4

Signature page to a private deed of issue of shares

trivago N.V.

Name:
Title:

Name: [name Founder]

5

SCHEDULE 2.3(E)(III)

PRIVATE DEED OF ISSUE OF

CLASS B SHARES

TRIVAGO N.V.

dated [date]

1

PRIVATE DEED OF ISSUE OF CLASS B SHARES

TRIVAGO N.V.

THE UNDERSIGNED

1.	trivago N.V., a limited liability company (naamloze vennootschap) having its corporate seat at Amsterdam, the Netherlands (address: Bennigsen Platz 1, 40474 Düsseldorf, Germany, trade register number: 67222927) (the “Company”); and

2.	[details] (the “Founder”).

WHEREAS

The Company wishes to issue the Shares to the Founder in connection with the exercise of the Put Option by the Founder and the Founder wishes to accept the Shares from the Company.

1.	DEFINITIONS

1.1	Notwithstanding any terms defined elsewhere in this Deed, the following definitions will be used:

Aggregate Issue Price	The aggregate Issue Price for the Shares.

Class B Shares	Class B shares in the Company’s capital, having a nominal value of EUR 0.60 each.

Deed	This deed of issue.

IPO Structuring Agreement	The IPO Structuring Agreement between inter alia the Company and the Founder, dated [date] 2016.

Issue Price	The issue price per Share of EUR 0.60.

OpCo Shares	[number] ordinary shares in the capital of trivago GmbH or any of its successors, having a nominal value of EUR [amount] each.

2

Party	A party to this Deed.

Put Option	The option of the Founder to transfer the OpCo Shares to the Company under the obligation for the Company to issue the Shares to the Founder, as described in clause 2.3(c) of the IPO Structuring Agreement.

Resolutions	The resolutions of the Company’s management board concerning the granting of the Put Option to the Founder, passed at a meeting of the Company’s management board held on November 25, 2016, and the written resolution of the Company’s general meeting authorising the Company’s management board to do so, dated [date] 2016.

Shareholders’ Register	The Company’s register of shareholders as referred to in Section 2:85 of the Dutch Civil Code.

Shares	[number] Class B Shares.

1.2	In this Deed, terms defined in the plural shall have a similar meaning when used in the singular.

2.	ISSUE

2.1	In accordance with the terms of the IPO Structuring Agreement and in giving effect to the exercise of the Put Option and the Resolutions, the Company issues the Shares to the Founder and the Founder accepts the Shares from the Company.

2.2	Pre-emption rights have been excluded in relation to the present issuance of the Shares, as is evidenced by the Resolutions.

3

2.3	The Company will register the present issuance of the Shares to the Founder in the Shareholders’ Register.

3.	SATISFACTION OF THE AGGREGATE ISSUE PRICE

3.1	The Aggregate Issue Price shall be satisfied promptly following the execution of this Deed by means of the transfer to the Company of the OpCo Shares by the Founder in accordance with applicable law.

3.2	Subject to receipt by the Company of the OpCo Shares, the Company grants a discharge for the payment of the Aggregate Issue Price.

3.3	The Company has prepared a description in respect of the OpCo Shares and has obtained an auditor’s statement in respect thereof as described in Section 2:94b of the Dutch Civil Code.

3.4	To the extent the value of the OpCo Shares as will be recorded in the books and records of the Company exceeds the Aggregate Issue Price, the difference shall be recognised by the Company as share premium and shall be added to the Company’s share premium reserve (agioreserve).

4.	NO RECISSION OR NULLIFICATION

Each Party waives the right to rescind or nullify, or commence legal proceedings to rescind, nullify or amend, on any ground whatsoever, this Deed and any other agreement or instrument underlying the present issuance of the Shares.

5.	GOVERNING LAW AND JURISDICTION

5.1	This Deed shall be exclusively governed by and construed in accordance with the laws of the Netherlands.

5.2	Any disputes arising from or in connection with this Deed shall be submitted to the jurisdiction of the competent court in Amsterdam, the Netherlands which jurisdiction shall be exclusive.

(signature page follows)

4

Signature page to a private deed of issue of shares

trivago N.V.

Name:
Title:

Name: [name Founder]

5